UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 24, 2011

NOVAVAX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-26770	22-2816046
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9920 Belward Campus Drive Rockville, Maryland	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(240) 268-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements.

On February 28, 2011, Novavax, Inc. (the “Company”) reported that it had entered into an agreement on February 25, 2011, effective as of December 9, 2010, to license its proprietary, recombinant virus-like-particle (VLP) vaccine technology to LG Life Sciences, Ltd. (LGLS). Under the agreement, LGLS received an exclusive license in South Korea and a non-exclusive license in certain other emerging-market countries, to manufacture, develop and commercialize influenza vaccines using Novavax technology.  Novavax is obligated to provide technology transfer and manufacturing support for LGLS’s new vaccine production facility.  Novavax will receive upfront and milestone payments from LGLS in addition to double-digit royalty rate payments from potential commercial sales.

On March 1, 2011, the Company announced that it has been awarded a contract dated as of February 24, 2011, from the Office of Biomedical Advanced Research and Development Authority (BARDA) within the U.S. Department of Health and Human Services (HHS). The contract is valued at up to $179 million for the advanced clinical and manufacturing development of recombinant vaccines for the prevention of seasonal and pandemic influenza. The contract has a 3-year base period, valued at $97 million, during which the Company will develop and produce novel, clinical-stage, recombinant VLP influenza vaccines. The contract has a 2-year period at BARDA’s option, valued at $82 million, to build on the work the Company accomplishes during the base period. The Company expects to conduct three (3) clinical trials for its pandemic influenza VLP vaccine candidate and two (2) clinical trials, a Phase 2 dose-ranging trial and a Phase 3 registration trial, for its seasonal influenza VLP vaccine candidate.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

Exhibits

99.1	Copy of LGLS Press Release

99.2	Copy of BARDA Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized

Novavax, Inc. (Registrant)

March 3, 2011	By:	/s/ John A. Herrmann III
	Name:	John A. Herrmann III
	Title:	Executive Director, Legal Affairs and Corporate Secretary